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                                           Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-42857.

PROSPECTUS

                          SMARTALK TELESERVICES, INC.
                        2,580,001 SHARES OF COMMON STOCK

     The shares offered hereby (the "Registrable Shares") consist of 2,580,001 shares of common stock, no par value per share (the "Common Stock"), of SmarTalk TeleServices, Inc., a California corporation ("SmarTalk" or the "Company"), which are owned by the selling shareholders listed herein under "Selling Security Holders" (collectively, the "Selling Shareholders"). The Registrable Shares may be offered from time to time by the Selling Shareholders for a period not to exceed two years after the date of this Prospectus, except as may be limited by SmarTalk in accordance with the Registration Rights Agreement dated May 31, 1997 by and among SmarTalk, William R. Harger and Waterton Investment Group I, LLC (the "Registration Rights Agreement"). SmarTalk shall pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the Registrable Shares, all legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to the Nasdaq Stock Market's National Market ("Nasdaq") and all printing fees incurred in connection herewith. SmarTalk shall reimburse the Selling Shareholders for the reasonable fees and disbursements of not more than one counsel chosen by the holders of a majority in number of the Registrable Shares. SmarTalk will not receive any of the proceeds from the sale of the Registrable Shares by the Selling Shareholder.

     The Selling Shareholders have not informed SmarTalk of any specific plans for the distribution of the Registrable Shares covered by this Prospectus, but it is anticipated that the Registrable Shares will be sold from time to time primarily in transactions (which may include block transactions) on Nasdaq at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through whom sale of the Registrable Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     On January 6, 1998, the last reported sale price of the Company's Common Stock on Nasdaq (where it trades under the symbol "SMTK") was $24.875 per share.

                            ------------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR CERTAIN INFORMATION RELATING TO THE SALE OF THE COMMON STOCK.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

January 8, 1998
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                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http://www.sec.gov. SmarTalk Common Stock is listed on Nasdaq and such materials may be inspected at the offices of Nasdaq, National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     1. The description of the Company's Common Stock (the "Common Stock") contained in the Company's Registration Statement on Form S-1, filed October 23, 1996;

     2. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     4. The Company's Current Reports on Form 8-K dated May 28, 1997 (as amended on Form 8-K/A), June 1, 1997 (as amended on Form 8-K/A), July 30, 1997, September 17, 1997, November 6, 1997, November 24, 1997 and December 22, 1997; and

     5. The Company's Proxy Statement for the 1997 Annual Meeting of the SmarTalk shareholders.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Registrable Shares, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information that has been incorporated by reference in the Prospectus not including exhibits to

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the information that is incorporated by reference (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Thaddeus Bereday, the Company's General Counsel, at the Company's principal executive offices located at 5500 Frantz Road, Suite 125, Dublin, Ohio 43017. The telephone number is (614) 764-2933.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained herein regarding matters that are not historical facts are forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "RISK FACTORS."

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                                  RISK FACTORS

     Prospective investors should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the securities offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

     Acquisition Strategy. The Company regularly pursues opportunities to expand through acquisitions. The Company plans to continue to seek acquisitions that complement its services, broaden its consumer base and improve its operating efficiencies. Acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company. Acquisitions also involve numerous additional risks, including difficulties in assimilation of the operations, services, products and personnel of the acquired company, which could result in charges to earnings or otherwise adversely affect the Company's operating results. For instance, there can be no assurance that the anticipated benefits of the SmarTel Communications, Inc., a Delaware corporation ("SmarTel") and GTI Telecom, Inc., a Florida corporation ("GTI") acquisitions (the "SmarTel Acquisition" and the "GTI Acquisition", respectively) will be realized or that the combination of the Company and SmarTel and GTI will be successful. There can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any acquired businesses will be profitable.

     Ability to Integrate the Operations of SmarTalk, SmarTel and GTI. SmarTalk recently acquired SmarTel and GTI. Because the markets in which SmarTalk, SmarTel and GTI operate are highly competitive and because of the inherent uncertainties associated with merging three companies, there can be no assurance that SmarTalk will be able to realize fully the operating efficiencies the Company currently expects to realize as a result of the mergers and the consolidation of the administrative operations of the Company, SmarTel and GTI or that such operating efficiencies will be realized in the time frame currently anticipated.

     Uncertainties Regarding Recent Acquisitions. On December 9, 1997, SmarTalk acquired selected assets of the retail prepaid phone card business of Frontier Corporation, a New York corporation (the "Frontier Selected Assets"). On December 31, 1997, SmarTalk acquired Conquest Telecommunication Services Corp., a Delaware corporation ("ConQuest"), and American Express Telecom, Inc., a Delaware corporation ("Amex"). There can be no assurance that the anticipated benefits of the acquisitions of ConQuest, Amex and the Frontier Selected Assets will be realized. In addition, there can be no assurance that the Company will not experience difficulties in integrating the operations of ConQuest, Amex and the Frontier Selected Assets with those of the Company.

     Limited Operating History; Net Losses; Ability to Utilize Net Operating Loss Carry-Forwards; Accumulated Deficit. The Company was formed in October 1994 and has had only a limited operating history upon which investors may base an evaluation of its performance. As a result of operating expenses and development expenditures, the Company has incurred significant operating and net losses to date. Net losses for the period ended December 31, 1994, the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1997 were approximately $65,000, $1,300,000, $3,100,000 and $500,000, respectively.
In addition, the ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended, which may have a material adverse effect on the Company. As of September 30, 1997, the Company had an accumulated deficit of approximately $7,500,000.

     Competition. The telecommunications services industry is highly competitive, rapidly evolving and subject to constant technological change. Today there are numerous companies selling prepaid calling cards, and the Company expects competition to increase in the future. Other providers currently offer one or more of each of the services offered by the Company. As a service provider in the long distance telecommunications industry, the Company competes with three dominant providers, AT&T Corp., MCI Communications Corporation ("MCI") and Sprint Corporation, all of which are substantially larger and have:
(i) greater financial, technical, engineering, personnel and marketing resources; (ii) longer operating histories; (iii) greater name recognition; and
(iv) larger consumer bases than the Company. These advantages afford

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the Company's competitors pricing flexibility. Telecommunications services companies may compete for consumers based on price, with the dominant providers conducting extensive advertising campaigns to capture market share. Competitors with greater financial resources may also be able to provide more attractive incentive packages to retailers to encourage them to carry products that compete with the Company's services. In addition, competitors with greater resources than the Company may be better situated to negotiate favorable contracts with retailers. The Company believes that existing competitors are likely to continue to expand their service offerings to appeal to retailers and their consumers. Moreover, since there are few, if any, substantial barriers to entry, the Company expects that new competitors are likely to enter the telecommunications market and attempt to market telecommunications services similar to the Company's services, which would result in greater competition.

     The ability of the Company to compete effectively in the telecommunications services industry will depend upon the Company's continued ability to provide high quality services at prices generally competitive with, or lower than, those charged by its competitors. Certain of the Company's competitors dominate the telecommunications industry and have the financial resources to enable them to withstand substantial price competition, which is expected to increase significantly, and there can be no assurance that the Company will be able to compete successfully in the future. Moreover, there can be no assurance that certain of the Company's competitors will not be better situated to negotiate contracts with suppliers of telecommunications services which are more favorable than contracts negotiated by the Company. In addition, there can be no assurance that competition from existing or new competitors or a decrease in the rates charged for telecommunications services by the major long distance carriers or other competitors would not have a material adverse effect on the Company.

     Rapid Technological Change; Dependence on New Services. The telecommunications services industry is characterized by rapid technological change, new product introduction and evolving industry standards. The Company's success will depend, in significant part, on its ability to make timely and cost-effective enhancements and additions to its technology and introduce new services that meet consumer demands. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced to compete with the Company's services. The proliferation of new telecommunication technology, including personal communication services and voice communication over the Internet, may reduce demand for long distance services, including prepaid calling cards. There can be no assurance that the Company will be successful in developing and marketing new services or enhancements to services that respond to these or other technological changes or evolving industry standards. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its existing services or that its new services or enhancements thereto will adequately meet the requirements of the marketplace and achieve market acceptance. Delay in the introduction of new services or enhancements, the inability of the Company to develop such new services or enhancements or the failure of such services or enhancements to achieve market acceptance could have a material adverse effect on the Company.

     Volatility of Stock Price. The market price of the Common Stock has been highly volatile and may continue to be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, or other events or factors. In addition, the U.S. stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many telecommunications companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

     Difficulties of Managing Rapid Growth. Although the Company has experienced substantial growth in revenue in the last year and intends to continue to grow rapidly, there can be no assurance that the growth experienced by the Company will continue or that the Company will be able to achieve the growth contemplated by its business strategy. The Company's ability to continue to grow may be affected by various factors, many of which are not within the Company's control, including competition and federal and state regulation of the telecommunications industry. This growth has placed, and is expected to continue to place, significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage such anticipated growth, to attract and retain additional

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highly qualified management, technical and financial personnel, and to implement and/or improve its technical, administrative, financial control and reporting systems. The Company's financial controls and reporting systems will require enhancement and substantial investment in the future to accommodate the Company's anticipated growth. There can be no assurance that the Company will not encounter difficulties in expanding its financial controls and reporting systems to meet the Company's future needs. If the Company is unable to respond to and manage changing business conditions, then the quality of services, its ability to retain key personnel and its results of operations could be materially adversely affected. Difficulties in managing continued growth could have a material adverse effect on the Company.

     Dependence on Major Retailers. Currently, the SmarTalk TeleServices Card (the "SmarTalk Card") is sold at selected retail locations throughout the U.S., including locations operated by the following leading retailers: American Stores (which includes Jewel/Osco Combo Stores, Osco Drug Stores, Sav-On Drug Stores and Acme Grocery), Bergen Brunswig Drug Company (Good Neighbor Pharmacies), Best Buy, Bradlees, Builders Square, Dayton's, Dominick's Finer Foods, Eckerd Drug, Food4Less, Future Shop, The Good Guys, Nix Check Cashing, Office Depot, OfficeMax, Pamida, Penn Daniels, Ralphs Supermarkets, Service Merchandise, Staples, Star Market, Stop & Shop, Thrifty Oil and Venture Stores. The Company's arrangements with retailers are often pursuant to short-term arrangements. If the Company is unsuccessful in providing competitive pricing, meeting the requirements of its retailers, developing new products that are attractive to such retailers or complying with the terms of its arrangements with such retailers, such retailers may fail to market aggressively the Company's services or may terminate their relationships with the Company, either of which could have a material adverse effect on the Company. Substantially all of the Company's revenue to date has been derived from the sale of the SmarTalk Card to retailers. Certain of those retailers have, from time to time, accounted for a significant percentage of the Company's revenue. The inability of any such retailer to pay the Company for cards shipped or the loss of any such retailer could have a material adverse effect on the Company.

     Dependence on Key Management and Personnel. The Company's success is largely dependent upon its executive officers, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Robert H. Lorsch, Chairman of the Board and Chief Executive Officer, Erich L. Spangenberg, Vice Chairman of the Board and Chief Operating Officer, Jeff Lindauer, President, and Richard M. Teich, Executive Vice President. Although the Company believes that it would be able to locate suitable replacements for these executives if their services were lost, there can be no assurance it would be able to do so. Accordingly, the loss of services of any of these individuals could have a material adverse effect on the Company. The Company maintains, and is the sole beneficiary of, "key man" life insurance on Messrs. Lorsch and Teich in the amounts of $3,000,000 and $1,000,000, respectively.

     Dependence Upon Telecommunications Providers; No Guaranteed Supply. The Company does not own a transmission network and, accordingly, depends primarily on MCI, WorldCom Inc., and, to a lesser extent, on other carriers for transmission of its long distance calls. Further, the Company is dependent upon local exchange carriers for call origination and termination. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunications services on favorable terms from long distance carriers and other such suppliers, as well as the cooperation of both interexchange and local exchange carriers in originating and terminating service for its consumers in a timely manner. The Company has not experienced significant losses in the past because of interruptions of service at any of its carriers, but no assurance can be made in this regard with respect to the future. In addition, no assurance can be given that the Company will be able to obtain long distance services in the future at favorable prices, and a material increase in the price at which the Company obtains long distance service could have a material adverse effect on the Company. See "-- Competition."

     Dependence on Facilities and Platforms; Damage to Facilities and Platforms; Failure and Downtime. The Company owns and operates the VoiceChoice Platform, a call processing platform site located in San Francisco, California, and another platform site acquired in the GTI Acquisition located in Orlando, Florida. The Company utilizes additional call processing platform services at a facility located in San Antonio, Texas which is backed up by a facility in Omaha, Nebraska. The Company's network service operations are dependent upon its ability to protect the equipment and data at such facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other

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similar events. Although the Company has taken precautions to protect itself and its consumers from events that could interrupt delivery of services, there can be no assurance that a fire, act of sabotage, technical failure, human error, natural disaster or a similar event would not cause the failure of a significant technical component, thereby resulting in an outage. Such an outage could have a material adverse effect on the Company. The Company believes that technical failures have not resulted in any material downtime of the SmarTalk Platforms since the Company's inception.

     Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $1,000,000 per occurrence, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance would continue to be available at reasonable prices, that such insurance would cover all such losses or that such insurance would be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its consumers.

     Seasonality; Factors Affecting Operating Results; Potential Fluctuations in Period-to-Period Results. The Company's sales have been, and the Company expects that its sales will continue to be, somewhat seasonal, due to holiday purchases of the SmarTalk Card. In addition, the Company's operating results have varied significantly in the past and may vary significantly in the future. Traditional operator assisted long distance services produce peak revenues during the summer months, coincident with domestic travel and vacation patterns. Though less severe than call center services, prepaid calling cards are also affected by seasonal demand fluctuations with demand peaking in the spring and summer months.

     Factors that may cause the Company's operating results to vary include: (i) changes in operating expenses; (ii) the timing of the introduction of services;
(iii) market acceptance of new and enhanced versions of services; (iv) potential acquisitions; (v) changes in legislation and regulation which affect the competitive environment for services; (vi) general economic factors; and (vii) the ability to recognize revenue on the unused portion of expired SmarTalk Cards. Moreover, for many of the Company's retailers, services represent a new merchandising category, with the attendant concerns regarding shelf space positioning, sales force education and effective marketing and, with respect to arrangements with certain retailers requiring customized services, there may be significant leadtime to provide such services following receipt of customer orders. As a result of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

     Risk of Loss From Returned Transactions; Fraud; Bad Debt; Theft of Services. The Company utilizes national credit card clearance systems for electronic credit card settlement. The Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. The Company's relationships with providers of merchant card services such as VISA and MasterCard could be adversely affected by excessive uncollectables or chargebacks, which are generally higher in the telephone industry than in other industries, particularly with respect to recharges because the transaction typically is not on a face-to-face basis in which a cardholder signature is captured. Termination of the Company's ability to offer recharge through merchant card services would have a material adverse effect on the Company. To minimize its financial exposure, the Company limits the amount that consumers can recharge within specified timeframes and generally charges a higher rate for recharge services than for the initial purchase. From time to time, persons have obtained services without rendering payment to the Company by unlawfully utilizing the Company's access numbers and personal identification numbers ("PINs"). Although to date the Company has not experienced material losses due to such unauthorized use of access numbers and customized PINs, no assurance can be given that future losses due to unauthorized use will not be material. The Company attempts to manage these credit, theft and fraud risks through its internal controls, monitoring and blocking systems. The Company also maintains reserves which it deems adequate for such risks. Past experience in estimating and establishing reserves and the Company's historical losses are not necessarily accurate indications of the Company's future losses or the adequacy of the reserves established by the Company in the future. Although the Company believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company.

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     Shares Eligible for Future Sale; Registration Rights. As of January 6,
1998, the Company had 21,618,186 shares of Common Stock outstanding. Of these shares, 12,765,189 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act. The remaining 8,852,997 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Rule 144"). The registration statement, of which this Prospectus is a part, relates to 2,580,001 of such shares.

     As of January 6, 1998, options and warrants to purchase an aggregate of 3,601,844 shares of Common Stock were outstanding.

     A total of 4,879,931 shares of Common Stock are subject to various registration rights. The registration statement, of which this Prospectus is a part, relates to 2,580,001 of such shares, issued by the Company in connection with the GTI Acquisition (the "GTI Registrable Shares"). The Company is obligated to cause to be filed with the Commission a shelf registration statement prior to the later to occur of (i) May 30, 1998 or (ii) 10 days after the date the Company first becomes eligible to file a registration statement on Form S-3. The Company is required to use its best efforts to effect such registration within 60 days of the filing date, and to keep the shelf registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of GTI Registrable Shares by such holders. After May 30, 1998 holders of GTI Registrable Shares will have piggyback registration rights under any proposed sale to the public of Common Stock (but excluding registrations on Form S-4 or S-8) either for its own account or the account of a security holder or holders.

     If the Company proposes to register any of its securities under the Securities Act, the Company generally must notify SmarTalk Partners, LLC ("SmarTalk Partners"), the holder of 1,600,000 Shares of Common Stock (the "Partners Registrable Shares") of the Company's intent to register such Common Stock and allow SmarTalk Partners an opportunity to include the Partners Registrable Shares in the Company's registration. SmarTalk Partners also has the right to require the Company to prepare and file a registration statement under the Securities Act pertaining to the Partners Registrable Shares.

     Possible Inability to Recognize a Portion of Deferred Revenue. The sale of long distance domestic and outbound international telephone service through prepaid calling cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility (including telephone) services that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be submitted to the state. Although the Company is not aware of any case in which such laws have been applied to the sale of prepaid calling cards, and does not believe that such laws are applicable, in the event that such laws are deemed applicable, the Company may be unable to recognize the portion of its deferred revenue remaining upon the expiration of the cards with unused calling time. In such event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company.

     Government Regulation. The Company is currently subject to federal and state government regulation of its long distance telephone services. The Company is regulated at the federal level by the Federal Communications Commission (the "FCC") and is currently required to maintain both domestic and international tariffs for its services containing the currently effective rates, terms, and conditions of service. The FCC has proposed, however, to eliminate the tariffing requirement for domestic interstate non-dominant carriers. In addition, the Company is required to maintain a certificate, issued by the FCC, in connection with its international services. The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations, including prior certification, notification or registration requirements. The Company generally must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers service. In most of these jurisdictions, the Company must file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity when rates are adjusted or new products are added to the long distance services offered by the Company. The FCC and numerous state agencies also impose prior approval requirements on transfers of control, including corporate reorganizations, and assignments of certain regulatory authorizations.

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     If the federal and state regulations requiring the local exchange carriers to provide equal access for the origination and termination of calls by long distance subscribers (such as the Company's consumers) change or if the regulations governing the fees to be charged for such access services change, particularly if such regulations are changed to allow variable pricing of such access fees based upon volume, such changes could have a material adverse effect on the Company.

     The Telecommunications Act of 1996 mandated the establishment of Universal Service for the promotion of nationwide access to telecommunications services in rural, insular and high cost areas that are reasonably comparable in price and type to those found in urban areas and the promotion of access to advanced services for schools, libraries and certain health care providers. Telecommunications providers of interstate services, including payphone aggregators and private network operators that offer service to others for a fee on a non-common carrier basis, must contribute toward the funding of Universal Service. Certain government and public entities are exempt, as are entities whose contribution would be less than $100.00 per year. Although the Company's competition will be similarly situated, the Universal Service Fund annual assessment may have a material adverse effect on the long term financial condition of the Company.

     The Telecommunications Act of 1996 (Section 276) further mandated that the FCC promulgate rules to establish a per call compensation plan to insure that all payphone providers are fairly compensated for each completed intrastate and interstate payphone initiated call, including calls on which payphone providers had not heretofore received compensation. Such calls included those placed to toll free numbers (800/888) such as operator assisted and prepaid calling card calls, and calls placed through network access codes. In September 1996, the FCC promulgated rules to implement Section 176 of the Telecommunications Act of 1996 which established a three-phase compensation plan for payphone providers. Under the first phase, interexchange carriers with annual toll revenues of more than $100,000,000 were to pay a total of $45.85 per payphone per month for all toll free access code calls for the first year, commensurate with their portion of total interexchange revenues. All switch-based and facilities-based interexchange carriers were to pay $0.35 per call to each payphone provider during the second year (although payments could subsequently be recovered from resellers by the carriers), after which per call compensation rates were to be left to individual market-driven rates negotiated between payphone providers and interexchange carriers. On July 1, 1997, the D.C. Circuit Court of Appeals vacated significant portions of the FCC's rules including the $0.35 per call rate which was found to be arbitrarily and capricious, and remanded the matter to the FCC for reconsideration. On remand, in September 1997 the FCC established a two-year "default" compensation rate of $0.284 per payphone-originated toll free or access code call. At the end of the two-year interim period, the per call payphone compensation rate will be the deregulated market-based local coin rate less $0.066. This amount is payable by all "switch-based" interexchange carriers (but again may be passed through to non-facilities-based resellers). The revised FCC rules became effective on October 7, 1997 but continue to be subject to regulatory and legal challenges. The Company is unable to predict whether this regulation or other potential changes in the regulatory environment could have a material adverse effect on the Company.

     Control of the Company. The directors, executive officers and their respective affiliates beneficially own 4,954,523 shares (approximately 21.1%) of the outstanding Common Stock, which includes 1,917,946 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Prospectus. Mr. Lorsch beneficially owns 3,250,393 shares (approximately 14.7%) of the outstanding Common Stock. As a result, these shareholders in general, and Mr. Lorsch in particular, are able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

     Anti-Takeover Considerations. The Company's Board of Directors has authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require that any action required or permitted to be taken by shareholders of the Company must be effected at a duly called annual or special meeting of shareholders of the Company and may not be effected by written consent. In addition, the Company's charter documents eliminate cumulative voting, which may make it more difficult for a third party to gain control of the

Company's Board of Directors. These and other charter provisions may deter a third party who would propose to acquire the Company or to engage in a similar transaction affecting control of the Company in which the shareholders might receive a premium for their shares over the then current market value. Further, the Company may consider additional anti-takeover defenses, including the implementation of a shareholders' rights plan.

                                USE OF PROCEEDS

     SmarTalk will not receive any proceeds from the sale of the Registrable Shares by the Selling Shareholders.

                            SELLING SECURITY HOLDERS

     The following table sets forth the name of each Selling Shareholder and relationship, if any, with the Company and: (i) the number of shares owned by each Selling Shareholder as of December 14, 1997; (ii) the number of shares being offered for sale by each Selling Shareholder under this Prospectus; (iii) the number of shares owned by each Selling Shareholder after the offering; and
(iv) the percentage of the Common Stock of the Company owned by each Selling Shareholder after the offering.

                                                       NUMBER OF    NUMBER OF   NUMBER OF   PERCENTAGE
                                                         SHARES      SHARES      SHARES     OF SHARES
                                                         OWNED        BEING       OWNED       OWNED
                                                       BEFORE THE    OFFERED    AFTER THE   AFTER THE
           NAME OF SELLING SECURITY HOLDER              OFFERING    FOR SALE    OFFERING     OFFERING
           -------------------------------             ----------   ---------   ---------   ----------
William R. Harger....................................  1,896,097    1,000,000       *           *
Waterton Investment Group I, LLC.....................    632,302      632,302       *           *

---------------

* Because the Selling Shareholders may, pursuant to this Prospectus, offer all or some portion of the Common Stock they presently hold, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Shareholders upon termination of any such sales. In addition, the Selling Shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Common Stock since the date on which they provided the information regarding their Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only Selling Shareholders identified above who beneficially own the Common Stock set forth opposite each such Selling Shareholder's name in the foregoing table on the effective date of the Registration Statement may sell such Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Shareholders in supplements to this Prospectus.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may from time to time sell all or a portion of the Registrable Shares in transactions on the Nasdaq, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Registrable Shares may be sold directly or through underwriters or broker-dealers. If the Registrable Shares are sold through underwriters or broker-dealers, the Selling Shareholders may pay underwriting discounts or brokerage commissions and charges. The methods by which the Registrable Shares may be sold include: (i) a block trade in which the broker or dealer so involved will attempt to sell the securities as agent but may position and resell a portion of the block as principle to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (iii) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (v) privately negotiated transactions; and
(vi) through the writing of options. The Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Company's common stock for their own accounts in the course of hedging the risk they assume. Such broker-dealers may borrow Registrable Shares from the Selling Shareholder to consummate such short sales. The Selling Shareholder may also sell the Company's common stock short and deliver Registrable Shares to close out such short positions, or loan or pledge Registrable Shares to broker-dealers that in turn may sell, loan or pledge the Company's common stock.

     Pursuant to the provisions of the Registration Rights Agreement, the Company will pay the costs and expenses incident to its registration and qualification of the shares offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Shareholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Shareholder has agreed to indemnify the Company and its directors, and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There can be no assurance that any Selling Shareholder will sell any or all of the shares described herein, and any Selling Shareholder may transfer, devise or gift such securities by other means not described herein.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine LLP, Los Angeles, California. Mr. Robert M. Smith, a director of the Company, is a member of the law firm of Dewey Ballantine LLP.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of SmarTalk TeleServices, Inc. for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of SmarTel and subsidiaries as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996 incorporated herein by reference in the Company's Current Report on Form 8-K dated November 24, 1997 have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report to opinion with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of GTI as of December 31, 1996 and for the year then ended, incorporated herein by reference in the Company's Current Report on Form 8-K, dated November 24,1997, have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report incorporated herein by reference. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements of GTI contains explanatory paragraphs which state that GTI's financial statements have been restated and that recurring losses from operations and net capital deficiency raise substantial doubt about GTI's ability to continue as a going concern. The 1996 GTI financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The financial statements of GTI as of December 31, 1995 and 1994 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K, dated November 24, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements referred to above and the reports of each of the accountants referred to above are incorporated herein by reference in reliance upon said firms as experts in accounting and auditing.

     The consolidated financial statements of ConQuest as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in the Company's Current Report on Form 8-K, dated November 24, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          ============================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    2
Incorporation of Certain Information by
  Reference................................    2
Cautionary Statement Regarding Forward-
  Looking Statements.......................    3
Risk Factors...............................    4
Use of Proceeds............................   10
Selling Security Holders...................   10
Plan of Distribution.......................   10
Legal Matters..............................   11
Experts....................................   11

          ============================================================
          ============================================================
                                    SMARTALK
                               TELESERVICES, INC.
                                2,580,001 SHARES
                                OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                                January 8, 1998
          ============================================================